Exhibit (c) 2

                                                         Agenda Date: 5/19/99

                               STATE OF NEW JERSEY
                            Board of Public Utilities
                               Two Gateway Center
                                Newark, NJ 07102

                                                            ENERGY

IN THE MATTER OF JERSEY CENTRAL )                        SUMMARY ORDER
POWER & LIGHT COMPANY d/b/a GPU )                        -------------
ENERGY - RATE UNBUNDLING,       )
STRANDED COST AND RESTRUCTURING )                  BPU DOCKET NOS. EO97070458,
FILINGS                         )                  EO97070459, AND EO97070460

                             (SERVICE LIST ATTACHED)

BY THE BOARD:

      This Summary Order memorializes in summary fashion the action taken by the Board of Public Utilities ("Board") in these matters at its May 19, 1999 public agenda meeting with respect to the unbundling, stranded cost and restructuring filings of Jersey Central Power and Light Company d/b/a GPU Energy ("GPU" or "Company"). The Board will issue a more detailed Decision and Order in these matters, which will provide a full discussion of the issues as well as the reasoning for the Board's determinations.

      These matters come before the Board on a record developed in hearings before Administrative Law Judge ("ALJ") Diana Sukovich, who issued an Initial Decision ("ID") on September 4, 1998, and in hearings conducted before Commissioner Carmen J. Armenti from April 27, 1998 through May 28, 1998. Subsequent to the ALJ's ID and the hearings before Commissioner Armenti, the Legislature passed and Governor Whitman signed into law on February 9, 1999 the Electric Discount and Energy Competition Act ("the Act").

      Settlement negotiations were conducted among the parties during the latter part of March and the first half of April 1999. A comprehensive settlement was not reached, but on April 14, 1999, a Stipulation was filed by GPU on behalf of a number of parties to the proceedings ("GPU Stipulation"). By letter dated April 20, 1999, an alternative proposed Stipulation of Settlement was submitted by the Ratepayer Advocate ("RPA") on behalf of itself and a number of other parties to the proceedings ("RPA Stipulation"). The Board determined to solicit and consider comments on both settlement proposals, and established a comment deadline of April 26, 1999, for comments addressing the GPU Stipulation and a deadline of April 28, 1999, for comments addressing the RPA Stipulation.

      Based on our review of the extensive record in these proceedings, as well as the comments submitted, the Board is not fully satisfied that either proposal in its entirety represents an appropriate resolution of these proceedings. However, the Board finds the April 14, 1999 Stipulation sponsored by GPU and others to be overall more financially prudent and consistent with the Act's requirements, consistent with the record and, with the modifications and clarifications set forth herein below, provides the framework for a reasonable resolution of these matters based upon the record before us. However, the proponents of the RPA Stipulation and other parties have raised a number of legitimate concerns regarding the GPU Stipulation which merit serious consideration and which, where appropriate, have been addressed by the modifications and clarifications set forth below.

      Accordingly, except as specifically noted below, and as will be further explained in a detailed order which shall be issued we hereby incorporate by reference as if completely set forth herein, as a fair resolution of the issues in these proceedings, the elements of the GPU Stipulation, and to the extent the Initial Decision is inconsistent herewith, it is modified to conform herewith.

      The modifications and clarifications to the Stipulation which we HEREBY ORDER are summarized as follows:

      Paragraph 1: This paragraph provides for a 5% aggregate rate reduction from April 30, 1997 rates effective August 1, 1999, and an additional 5% rate refund effective for the period from August 1, 2002 through July 31, 2003. We hereby modify this paragraph to provide for a 5% rate reduction effective August 1, 1999, an additional 1% rate reduction (to 6% total) effective August 1, 2000, a further 2% rate reduction (to 8% total) effective August 1, 2001, and a further 3% rate reduction (to 11%) effective August 1, 2002, to be provided via application of the 5% rate refund provided via the Stipulation offset by a 2% increase via an increase in the Market Transition Charge. This will result in an aggregate rate reduction totaling 11% from April 30, 1997 rates for the period from August 1, 2002 through July 31, 2003. We further modify the Stipulation to decrease the average distribution rate for GPU from 3.45 cents per kwh to
      3.35 cents per kwh. Finally, the language of the Stipulation appears to condition the 5% rate reduction and the rate refund in August 2002 on various provisions elsewhere in the Stipulation, including the Oyster Creek securitization and the mechanisms for potential securitization of deferred "Non-Utility Generator" costs. The Board considers the rate reductions provided herein to be compliant with the Act and therefore, will not condition the ordered rate reductions or rate refund on other provisions in the GPU Stipulation.

      Paragraph 4: The residential service ("RS") shopping credits shall be increased from the proposed levels of 5.05 cents in 1999 to 5.22 cents in 2003, by 6 mills per kwh for each year, resulting in a range of shopping credits of from 5.65 cents in 1999 to 5.82 cents in 2003.



                                                       DOCKET NOS. EO970720458
                                                       EO97070459,EO97070460
                                        2

      The residential time-of-day ("RT") rate class shopping credits shall be increased to 5.05 cents for 1999, and then remain at their proposed levels (5.10 to 5.22) for 2000-03, based upon the flatter load profile and associated lower cost to serve relative to the RS class.

      Paragraph 8: The Board hereby modifies this paragraph to impose the one year BGS commitment provisions only on non-residential customers.

      Paragraph 9: The Board hereby clarifies that our approval of the continued recovery of the Freehold Buyout Costs via the Market Transition Charge, does not alter the current interim nature of such Freehold Buyout Cost recovery, pending the Board's final decision in BPU Docket No. ER95120633.

      Paragraph 11: The Board hereby clarifies that the inclusion in the Societal Benefits Charge ("SBC") of $34.4 million in annual Oyster Creek decommissioning recovery is based upon the assumption of the early retirement of Oyster Creek, and that in the event that the Oyster Creek unit is sold or is not shut down in 2000, this amount of recovery may be revisited and is, in any event, subject to true-up. It is further clarified that any adjustment to the SBC based upon such revisitation during the Transition Period will not alter the aggregate level of rates, but will be reflected as an adjustment to the residual MTC recovery under the price cap.

      Paragraph 13: The Board hereby modifies this paragraph such that, while the SBC is to be set at a level to recover the same level of "Demand Side Management" program costs as is currently being collected in GPU bundled rates, DSM generation-related lost revenue created subsequent to August 1, 1999 will no longer be reflected in the calculation of costs eligible for "Demand Side Management" recovery and deferral.

      Paragraphs 14,16, 17 and 21: The Board hereby modifies these paragraphs such that neither this Summary Order nor the Board's more detailed Decision and Order in this matter will constitute final approval of the Divestiture Petitions concerning the sale of the non-nuclear generating assets and the Three Mile Island -1 nuclear generating facility; these Divestiture Petitions will continue to be subject to review and ultimately, separate approval by the Board. We further modify paragraph 21 such that the last sentence thereof is not incorporated by the Board as part of its decision in this matter. However, we find it appropriate at this time to issue certain guidelines and parameters for the conduct of such review of those Petitions, as follows. For the Divestiture Petition concerning the non-nuclear generating units, a sale in a process which is ultimately deemed by the Board to comport with the auction standards adopted by the Board in April 1998 would be deemed proper and merit approval, subject to true-up of actual proceeds and actual reasonably-incurred expenses. For Three Mile Island -1, given the unique nature of the market for nuclear assets the absence of a formal auction process should not be viewed as inappropriate, assuming reasonable efforts were made to identify potential bidders. Moreover, in light of the fact that the sale of the non-nuclear assets has reduced

                                                       DOCKET NOS. EO970720458
                                                       EO97070459,EO97070460
                                        3
      stranded costs as compared to the administrative estimate contained in the Company's filing, it would be unreasonable to refuse to recognize the actual stranded costs resulting from the sale of TMI-1, simply on the basis that such level may be higher than the administratively-determined level reflected in the Company's filing.

      Paragraph 22: The Board hereby clarifies that GPU has an ongoing obligation to take all reasonable measures to mitigate the stranded costs associated with non-utility generator and Utility Purchase Power Agreements, including optimizing the market revenues received for the sale of power and other marketable services derived from the Purchase Power Agreements on the open market, or for use of Non-Utility Generator and Utility Purchase Power Agreement power to offset purchases of energy and capacity or other services otherwise necessary to serve Basic Generation Service customers, and using its best efforts to pursue beneficial buyouts, buydowns or restructuring of NUG PPAs.

      Paragraph 23: The Board hereby modifies this paragraph to limit the issuance of transition bonds attributable to Oyster Creek to approximately $400 million (not including transaction costs), the actual amount to reflect the projected level of Oyster Creek net investment (gross plant, less accumulated depreciation, less accumulated deferred income taxes, including the additional deferred income taxes that will result upon the unit's retirement) as of September 2000. The Company will be permitted to recover the "gross-up" for income taxes associated with the recovery of the net plant investment, but this component of the recovery shall be reflected in the MTC, rather than the Transition Bond Charge ("TBC"). The net result will be total recovery associated with Oyster Creek approximately equal to that provided in the GPU Stipulation proposal to securitize $525 million, although with a lower resultant TBC and higher resultant MTC recovery.

      Paragraph 24: The Board hereby clarifies that the referenced "selling price" for Oyster Creek shall be the selling price as determined by the Board.

      Paragraph 25: The Board hereby clarifies that the securitization proceeds will be utilized to refinance or retire debt and/or equity in a manner which does not substantially alter the Company's overall capital structure.

      Paragraph 26: We hereby modify this paragraph to change $525 million to $400 million, consistent with modifications to paragraph 23 above.

      Paragraph 29: The Board hereby modifies the interest rate applicable to the Deferred Balance from the proposed 10.28% to the applicable interest rate on medium term single A rated bonds.

      Paragraph 31: The Board hereby clarifies that this paragraph provides for an audit to be conducted by Board Staff and approved by the Board for purposes of establishing the amount of the Deferred Balance. We further modify this paragraph to provide that the Board will conduct an

                                                       DOCKET NOS. EO970720458
                                                       EO97070459,EO97070460
                                        4
      annual review and assessment, including the opportunity for public comment and the provision for a hearing, of the reasonableness and prudency of the costs incurred by the Company in the procurement of energy and capacity needed to serve BGS load after the purchase of NUG PPAs and Utility PPAs, as contemplated by paragraph 7 of the GPU Stipulation, as well as the reasonableness and prudency of the NUG PPA and Utility PPA stranded costs, consistent with the requirements of paragraph 22 as clarified by the Board herein, reflected in the Deferred Balance.

      Paragraph   33:  The  Board   hereby   modifies   this   paragraph   that,
      notwithstanding the language in this paragraph and in view of the substantial transaction costs associated with the issuance of securitized transition bonds, the Company shall not be permitted to issue such bonds in increments of less than $100 million.

      Paragraph 36: The Board hereby modifies the Stipulation such that the accrual of the specified aggregate level of Deferred Balance shall not, in and of itself, constitute prima facie evidence of the impairment of the Company's financial integrity. However, recognizing the potential impact of a large Deferred Balance on the financial integrity of the Company, the Board shall permit the Company, should such specified Deferred Balance levels be reached, to request a finding by the Board of financial impairment, and to petition the Board for appropriate relief under section 13.h of the Act ,as envisioned in this paragraph.

      Paragraph 38: The Board hereby clarifies that the Deferred Balance accounting provided in the Stipulation shall result in any "retail margin," that is, the difference between the BGS charges and BGS costs associated with non-shopping customers, being credited against the Deferred Balance. The Board also modifies this paragraph so as to ensure that the amounts to be securitized, if any, shall be only comprised of amounts deferred with respect to the above-market costs associated with Utility PPAs and NUG PPAs, and shall not include costs associated with the provision of BGS.

      Paragraph 46: The Board hereby modifies this paragraph to provide that the All-Electric Discount applicable to the winter tail block rate for the RS and RT Service Classifications shall be maintained in full for the period through July 31, 2000; effective on August 1, 2000, the All-Electric Discount shall be reduced by one-third; effective August 1, 2001 the All-Electric Discount shall be reduced by two-thirds; effective August 1, 2002 the All-Electric Discount shall be completely eliminated. For the entire period from August 1, 1999 through July 31, 2002, during which the All-Electric Discount is maintained in whole or in part, such discount shall only be applicable for customers taking BGS.

      Paragraph 48: This paragraph which provides that GPU is reserving all of its rights to challenge the Act on confiscatory or constitutional grounds, is not incorporated by the Board as a part of its decision in this matter.

                                                       DOCKET NOS. EO970720458
                                                       EO97070459,EO97070460

      Paragraph 53: We hereby clarify that the termination of the Global Settlement Earnings Effect provision shall take effect on August 1, 1999.

      By way of a brief summary, GPU shall implement the following aggregate rate reductions, consistent with the provisions of this Summary Order:

                        August 1, 1999     5%
                        August 1, 2000     6%
                        August 1, 2001     8%
                        August 1, 2002    11%

      In addition, the Company shall implement the following shopping credits:

                        1999  2000  2001  2002  2003
                        ----  ----  ----  ----  ----
      RT                5.05  5.10  5.15  5.20  5.22
      RS                5.65  5.70  5.75  5.80  5.82
      GS                5.11  5.38  5.44  5.51  5.55
      GST               4.78  4.95  5.00  5.10  5.15
      GP                4.53  4.66  4.67  4.69  4.70
      GT                4.32  4.32  4.32  4.32  4.43

      Overall           5.14  5.27  5.31  5.36  5.40

      Within five (5) business days of the date of this Order, the Company is HEREBY DIRECTED to submit to the Board a tariff compliance filing addressing the provisions of this Summary Order. The Company shall consult with Staff to assure the adequacy of the required submissions.


DATED:  5/24/99                     BOARD OF PUBLIC UTILITIES
                                    BY:

                                     /s/ Herbert H. Tate
                                    -------------------------
                                    HERBERT H. TATE
                                    PRESIDENT


                                     /s/ Carmen J. Armenti
                                    -------------------------
                                    CARMEN J. ARMENTI
                                    COMMISSIONER


                                     /s/ Frederick F. Butler
                                    -------------------------
                                    FREDERICK F. BUTLER
                                    COMMISSIONER


ATTEST:   /s/ Mark W. Musser
       -------------------------
          MARK W. MUSSER
          SECRETARY


                                                      DOCKET NOS. EO970720458
                                                      EO97070459,EO97070460
                                        6